EXHIBIT 10.2

ARLINGTON ASSET INVESTMENT CORP.

Restricted Stock Unit Award Agreement

THIS AGREEMENT, effective as of , between ARLINGTON ASSET INVESTMENT CORP., a Virginia corporation (the “Company”) and ___________________ (“Participant”), is made pursuant to and subject to the provisions of the Arlington Asset Investment Corp. 2014 Long-Term Incentive Plan (the “Plan”), a copy of which has been made available to the Participant. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.                  Grant of Restricted Stock Units. Pursuant to the Plan, effective as of (the “Date of Grant”), the Company granted to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions of this Agreement, a Restricted Stock Unit Award (the “RSUs”) with respect to _______ Shares.

2.                  Vesting of RSUs. The Participant’s interest in the RSUs shall be vested and nonforfeitable as of the Date of Grant.

3.                  Settlement of RSUs. The Participant’s interest in the RSUs shall be settled in one whole Share for each RSU and a single cash payment in lieu of any fractional Share. The Company shall issue the Shares and make the cash payment to the Participant within thirty days after the earlier of (a) the date of a Change in Control or (b) the later of (x) the first anniversary of the Date of Grant or (y) the date the Participant Separates from Service.

The Participant may designate one or more beneficiaries to receive any Shares and cash payment that remains payable to the Participant at the time of the Participant’s death. The Participant may designate one or more beneficiaries only in writing and such designation shall be effective only when received by the Company. A designation of one or more beneficiaries supersedes the prior beneficiary designation as of the date that the later designation is received by the Company. If the Participant fails to designate a beneficiary or if no beneficiary survives the Participant, the Participant’s estate shall be deemed to be the beneficiary.

4.                  Dividend Equivalents. The Participant shall receive a cash payment from the Company for each RSU equal to the dividend per Share with respect to each cash dividend paid on a Share for which the record date is on or after the Date of Grant and on or before the date that the RSUs are settled in accordance with paragraph 3. Each cash payment shall be made to the Participant on the date that the related cash dividend is paid to the Company’s shareholders.

5.                  Separation from Service. For purposes of this Agreement, the term “Separation from Service” means a separation from service as defined in Treasury Regulation § 1.409A-1(h).

6.                  Nontransferability. The RSUs are nontransferable and may not be pledged, assigned or hypothecated.

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7.                  Shareholder Rights. The Participant shall not have any rights as a shareholder of the Company with respect to the RSUs. Upon the issuance of Shares in settlement of the RSUs, the Participant shall have all of the rights of a shareholder of the Company with respect to those Shares, including the right to vote the Shares and the right to receive all dividends on the shares.

8.                  No Right to Continued Service. The grant of the RSUs does not give the Participant any right with respect to continuance of service on the Board or with the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Participant’s service at any time.

9.                  Change in Capital Structure. The number of RSUs shall be adjusted as the Board determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups subdivisions or consolidations of shares, other similar changes in capitalization or such other events as are described in the Plan.

10.              Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

11.              Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the plan as in effect on the Date of Grant.

12.              Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and agrees to be bound by all the terms and provisions of the Plan.

13.              Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer and the Participant has signed this Agreement as of the date first written above.

ARLINGTON ASSET INVESTMENT CORP.	[PARTICIPANT]

By:

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